Exhibit 10.11

Level 6 Sims Group House
41 McLaren Street North Sydney NSW 2060 Australia
GPO Box 4155 Sydney NSW 2001
8 January 2007	Phone 612 9956 9100 Facsimile 612 9954 9680
www.sims-group.com

Sims Group Limited ABN 69 114 838 630
Mr Darron McGree
34B Bulls Road
CRONULLA NSW 2230
Dear Darron,
EMPLOYMENT WITH SIMS GROUP
I am pleased to offer you, on behalf of Sims Group Limited (‘Company’) a formal contract with Sims Group Limited. A reference to the Company may also be to a Related Body Corporate (as defined in the Corporations Act) of the Company (‘Related Entity’) from time to time. Your contract of employment will be with Simsmetal Services Pty Limited. This offer letter (“Agreement”) contains the terms and conditions of your new contract effective the date of this Agreement.
Commencement Date and Leave Provisions
Our records show that you joined the Company on 14 February 1983. This date will be used for the calculation of all service and leave provisions.
Position
Your position is that of Managing Director Australia & New Zealand, Sims Group Australia Holdings Limited and you will report to me.
Term
This Agreement is for an initial fixed term of two years commencing 1 October 2006 (“Term”). At the completion of the Term your employment will automatically continue on the terms and conditions of this Agreement unless and until a termination event occurs. Termination is set out in a separate clause in this Agreement.
Location
You will be located at the Sims Group Australia Holdings Limited Botany office.
Interstate and international travel will be required from time to time to fulfil your responsibilities.
METAL RECYCLING | MANUFACTURING | ALUMINIUM | ENERGY | INTERNATIONAL | STEEL | PLASTICS | INDUSTRIAL | RECYCLING SOLUTIONS

Remuneration
Your total fixed remuneration (“Package”) for the current financial year will be A$550,000 per annum. The components within this total Package are flexible. Your next salary review will be effective 1 July 2007.
Bonus Incentive Programmes
You will continue to be eligible for the executive short term incentive programme (“STI Programme”) and executive long term incentive programme (“LTI Programme”) for F07 as has been previously been advised by the Company to you.
The Company reserves the right to vary its STI Programme and its LTI Programme at its sole discretion for subsequent years. An external review is being undertaken and it is envisaged this will result in changes to both programmes being introduced at the commencement of F08.
Termination
The Company may not terminate, other than for Cause, your employment during the Term.
Other than with the agreement of the Company, you may not terminate the Agreement during the Term.
The Company may terminate your employment at any time by giving not less than 12 months prior written notice served on or at anytime after the expiry of the Term. The Company may, at its option, make a payment to you equal to 12 months of your Package applying at the time of termination in lieu of notice. If termination is by reason of redundancy, you will be entitled to the greater of 12 months notice (or payment in lieu) or an amount calculated by reference to the Sims Group Redundancy Policy. If termination is for Cause, the Company is not required to give any prior notice or payment in lieu thereof.
After the completion of the Term, you will be required to provide 3 months prior written notice to the Company to terminate the Agreement.
The term ‘Cause’ when used herein means any one of the following:
(i)	Your conviction of an offence involving fraud, dishonesty or an act of moral turpitude; or

(ii)	Failure or refusal by you to materially comply with a term of this Agreement, provided that, to the extent such refusal or failure is susceptible to cure, it is not cured within fifteen (15) business days after the delivery of written notice by the Company to you; or

(iii)	Wilful or intentional misconduct or gross negligence by you in the performance of your duties under this Agreement; or

(iv)	Failure or refusal by you to materially comply with a reasonable specific direction from me; or

(v)	Your wilful violation of a significant Company policy committed in connection with the performance of your duties.
Retention Payment
In the case of a take over of the Company, and in recognition of the interests of shareholders, executives and continuity of business, if you are still in the employ of the Company 6 months following the completion of a take over, you will be entitled to a retention payment equivalent to 6 months of your current Package (“Retention Payment”). The Company shall not be entitled to terminate your employment during the 6 month period without payment of the Retention Payment.

“Take Over” means any transaction (whether by scheme, takeover bid under the Corporations Act or other arrangement) under which a party acquires more than 50% of the issued share capital of the Company.
Corporations Act limit on benefits
If section 200B of the Corporations Act applies, then nothing in this Agreement shall allow you to receive an amount greater than that permitted under section 200G of the Corporations Act.
Code of Conduct
The Company’s Code of Conduct (as amended) (‘Code’) defines the Company’s basic principles of business conduct and outlines minimum standards of behaviour expected from the Company’s employees. It is a condition of your employment that you comply at all times with the Code and with the Company’s other policies and procedures.
Please also note that the use of the Company’s email and internet facilities implies acceptance of the Company’s Email and Internet Usage Policy.
Confidential Information
You will not either during the continuance of your employment, or at any time thereafter except in the proper course of your duties hereunder, or as required by law or by the Company, use or disclose to any person or persons or company any confidential information of, or relating to, the Company or any of its Related Entities or joint venture entities, or any person or persons or company with whom you or the Company have come into contact as a result of your employment, or any trade or business secrets which have come into your possession pursuant to your employment, and further you will use your best endeavours to prevent the use of disclosure of any such information by third parties.
Disclosure of Interest
You will not, during the continuance of your employment, either directly or indirectly in any capacity carry on, advise, provide services or be engaged, concerned or interested in, or associated with, any business or activity which is competitive with any business carried on by the Company or any of its Related Entities or joint venture entities at any time during the continuance of your employment, or be engaged or interested in any public or private work on duties which in the reasonable opinion of the Company may hinder or otherwise interfere with the performance of your duties under this Agreement. This paragraph shall not prohibit the holding (whether directly or through nominees) of shares listed on a recognised stock exchange.
If you are in agreement with the contents of this letter and accept the terms offered, please acknowledge your agreement by signing the enclosed duplicate of this letter and returning it to me.
Yours sincerely,
/s/ Jeremy Sutcliffe
JEREMY SUTCLIFFE
Group Chief Executive

I accept the terms and conditions as stated in this Agreement.

Name	Signature

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